Exhibit 10.3

SUPPLEMENTAL AGREEMENT

THIS SUPPLEMENTAL AGREEMENT (this “Agreement”), is entered into effective as of April 20, 2018, among FC Global Realty Incorporated, a Nevada corporation (the “Company”), and Opportunity Fund I-SS, LLC, a Delaware limited liability company (the “Investor”). The Company and the Investor are collectively referred to in this Agreement as the “Parties,” and each a “Party.” Capitalized terms used, but not otherwise defined, in this Agreement have the meanings ascribed to them in the Purchase Agreement (as defined below) or the Certificate of Designation (as defined below), as applicable.

RECITALS

A.       On December 22, 2017, the Investor and the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which the Investor may invest up to $15,000,000 in the Company in a series of closings, in exchange for which the Investor will receive shares of the Company’s newly designated Series B Preferred Stock at a purchase price of $1.00 per share.

B.       The Company and the Investor completed the first closing under the Purchase Agreement on December 22, 2017, pursuant to which the Investor provided $1,500,000 to the Company in exchange for 1,500,000 shares of the Company’s Series B Preferred Stock.

C.       On January 24, 2018, the Company and the Investor completed a second closing under the Purchase Agreement, pursuant to which the Investor provided $2,225,000 to the Company in exchange for 2,225,000 shares of the Company’s Series B Preferred Stock.

D.       Section 5 of the certificate of designation of the Company’s Series B Preferred Stock (the “Certificate of Designation”) provides that on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of Series B Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the Conversion Limitation (as defined below)).

E.        Section 6 of the Certificate of Designation provides that each share of Series B Preferred Stock plus accrued, but unpaid, dividends thereon (the “Aggregate Preference Amount”) is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of Common Stock determined by a formula (computed on the date of conversion), (i) the numerator of which is equal to the Aggregate Preference Amount and (ii) the denominator of which is equal to the quotient of the Conversion Price divided by $1.33 (Aggregate Preference Amount/[(i) Conversion Price/(ii) 1.33]). The conversion price for the Series B Preferred Stock was initially equal to $1.0658; provided that, on the 45th day following the Series B Original Issue Date (as defined in the Certificate of Designation), the Certificate of Designation required the Company to calculate the VWAP per share of Common Stock for the 10 consecutive Trading Days beginning 30 days after the Series B Original Issue Date, and if such VWAP is less than $1.0658, then the conversion price was to be adjusted be equal to the VWAP for such period (the “Conversion Price”). Since the VWAP per share of Common Stock for the applicable period was $0.8684, which is less than $1.0658, the Conversion price was adjusted to $0.8684. Accordingly, the Series B Preferred Stock was issued to the Investor with a conversion price that constitutes a discount to the market price of the Company’s common stock at the date of issuance of the Series B Preferred Stock.

F.       The Nasdaq Voting Rights Rule prohibits the issuance of preferred stock that votes on an as converted basis where the preferred stock is issued at a discount to the market price (or with a conversion price that is at a discount to the market price) of the common stock at the date of issuance since such preferred shares would have greater voting rights than the existing common shares. The Company, therefore, is in violation of the Nasdaq Voting Rights Rule and must address this violation by limiting the voting power of the Series B Preferred Stock, such that the number of votes of the Series B Preferred Stock will be equal to the quotient of the aggregate investment amount in the Series B Preferred Stock divided by the market value of the Company’s Common Stock on the date of investment in the Series B Preferred Stock. The Parties, therefore, desire to agree upon a voting cap such that the Series B Preferred stock voting rights will be limited as aforesaid.

G.       The rules and regulations of The Nasdaq Stock Market require approval from the Company’s stockholders prior to the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock issued in under the Purchase Agreement that are in excess of 19.99% of the Company’s issued and outstanding Common Stock on the date of initial issuance of the Series B Preferred Stock to the Investor under the Purchase Agreement (the “Conversion Limitation”). Section 4.7 of the Purchase Agreement incorrectly provides that such percentage is to be calculated as of the applicable conversion date of the Series B Preferred Stock instead of the date of initial issuance thereof. The Parties desire to correct this error in order to comply with Nasdaq Stock Market rules.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned do hereby agree as follows:

1.       Voting Rights Cap. Notwithstanding anything to the contrary contained in the Purchase Agreement or the Certificate of Designation, the Investor agrees that the voting rights of the Series B Preferred Stock shall be limited to the number of votes that is equal to the quotient of the aggregate investment amount invested to purchase Series B Preferred Stock divided by $1.12, the market value of the Company’s Common Stock on December 21, 2017. Furthermore, the Investor agrees that until Stockholder Approval is obtained, the Voting Rights are further limited by the overall cap that is equal to the Conversion Limitation calculated as of December 22, 2017, the date of the initial closing under the Purchase Agreement.

2.       Conversion Limitation. Notwithstanding anything to the contrary contained in the Purchase Agreement or the Certificate of Designation, the Investor agrees that, until Stockholder Approval is obtained, the Conversion Limitation shall be equal to 2,372,536 shares (19.99% of the 11,868,619 outstanding shares of Common Stock of the Company as of December 22, 2017, the date of the initial closing under the Purchase Agreement). No provision of this Agreement shall modify or supplement Section 7 (Redemption) of the Certificate of Designation.

3.       Miscellaneous.

(a)       Fees and Expenses. Each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(b)       Entire Agreement. This Agreement, together with the Purchase Agreement and the other documents exhibits thereto, contain the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits and schedules.

(c)       Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective if given in accordance with the Purchase Agreement.

(d)       Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Investor, in the case of a waiver, by the Party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right.

(e)       Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rules of strict construction will be applied against any Party. This Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(f)       No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(g)       Mediation; Arbitration and Governing Law. In the event of a dispute between any of the Parties arising under or relating in any way whatsoever to this Agreement, the disputing Parties shall attempt to resolve it through good faith negotiation. If the dispute is not resolved through such negotiation, then the disputing Parties shall attempt to resolve it through mediation in the State of New York, USA, with a neutral, third-party mediator mutually agreed upon by the disputing Parties. Unless otherwise agreed by the disputing Parties, the costs of mediation shall be shared equally. If the dispute is not resolved through mediation, then upon written demand by one of the disputing Parties it shall be referred to a mutually agreeable arbitrator. The arbitration process shall be conducted in accordance with the laws of the United States of America and the State of New York, except as modified herein. Venue for the arbitration hearing shall be the State of New York, USA. All remedies, legal and equitable, available in court shall also be available in arbitration. The arbitrator’s decision shall be final and binding, and judgment may be entered thereon in a court of competent jurisdiction. This Agreement shall be interpreted and enforced in accordance with the laws of the United States of America and the State of New York, without regard to conflict of law principles thereof.

(h)       Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or e-mail transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or e-mail signature page were an original thereof.

(i)       Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the Parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(j)       Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investor and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be executed as of the date first above written.

COMPANY:

FC GLOBAL REALTY INCORPORATED

By:	/s/ Vineet P. Bedi
Name: Vineet P. Bedi
Title: Chief Executive Officer

INVESTOR:

OPPORTUNITY FUND I-SS, LLC

By: OP Fund I Manager, LLC

By:	/s/ Kristen Pigman
Name: Kristen Pigman
Title: Director

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